FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.
ANNOUNCES THIRD QUARTER 2008 EARNINGS RESULTS

FORT WORTH, Texas, (November 12, 2008) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported net income of $0.6 million for the third quarter of 2008 compared to $6.8 million reported for the third quarter of 2007. Year to date, Hallmark reported net income of $15.3 million compared to $20.6 million reported for the first nine months of 2007. On a fully diluted basis, net income was $0.03 per share and $0.73 per share for the third quarter and nine months ended September 30, 2008, as compared to $0.33 per share and $0.99 per share for the similar periods of 2007. Total revenues were $65.0 million and $208.5 million for the third quarter and first nine months of 2008, representing a 10% decrease and a 2% increase from the $72.6 million and $205.3 million reported for the similar periods of 2007.

Mark J. Morrison, President and Chief Executive Officer, said, “Although the operating margins in our core books of business continue to perform well, our quarter and year-to-date results have been adversely affected by the industry-wide impact of hurricane losses and an impaired investment holding related to the ongoing credit crisis. We also experienced lower premium volume due to general economic conditions and our continued underwriting discipline in a competitive marketplace. Hurricanes Dolly and Ike struck Texas during the third quarter resulting in incurred losses and reduced profit sharing commissions of $7.2 million, or $0.23 per diluted share. We also incurred pre-tax impairment charges of $3.2 million, or $0.10 per diluted share, during the quarter predominately related to Washington Mutual senior bank notes.”

Mr. Morrison continued, “Despite these challenging conditions, Hallmark continues to make progress with operating initiatives aimed at driving increased long-term value, including geographic expansion, new product development and the previously announced acquisition during the quarter of The Heath Group, which has historically produced in excess of $40 million of commercial automobile and commercial umbrella risks on an annual basis.  This acquisition is expected to be immediately accretive to earnings and is complementary to existing Hallmark operations.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Even with the hurricanes and extraordinary market turmoil experienced this quarter, Hallmark posted a net combined ratio of 95% for the quarter and 91% for the three quarters year-to-date. Book value per share of $9.11 has increased 10% compared to a year ago and is up 5.6% compared to 2007 year-end book value per share of $8.63. However, I am disappointed by the impairment we realized this quarter on our Washington Mutual senior bank notes. Fortunately, this has been the only material impairment of our debt portfolio related to the current credit crisis. Our portfolio has otherwise performed comparatively well during what has been an extremely difficult market environment. Net investment income increased 9% in the quarter and is up 19% year-to-date. Hallmark continues to maintain a diversified portfolio, with fixed income investments representing 88% of invested assets. 91% of the fixed income securities are investment grade rated, 82% are tax-exempt securities and 38% are short-term investments. As of the end of the third quarter, the portfolio had a modified duration of 3.4 years and a tax-equivalent yield over 7%. Hallmark entered 2008 with a significant amount of cash and short-term investments and has benefited from current market opportunities to invest in higher yielding securities of high quality. Hallmark has not owned CDOs, CLOs, CMOs or other securitizations and has not owned any securities issued by Bear Stearns, Lehman Brothers, Fannie Mae, Freddie Mac, Wachovia or AIG, other than a single AAA-rated Fannie Mae debt security that is due to mature in January 2009.”

Mr. Schwarz continued, “Hallmark’s relatively modest net loss experience this quarter in the face of Hurricane Ike, which may prove to be one of the most costly hurricanes on record, is a testament to our approach to managing catastrophe risk. In general, Hallmark remains financially strong and has ample liquidity, with excess capital held at the holding company and year-to-date cash flow from operations of over $37 million. We remain focused on underwriting discipline and growth in book value per share as a measure of increase in long-term shareholder value.”

	Three Months Ended
	September 30,
	2008	2007	% Change
	($ in thousands)
Gross premiums written	$59,005	$62,304	-5%
Net premiums written	56,512	61,863	-9%
Net premiums earned	58,928	59,763	-1%
Commission and fee income	3,127	7,280	-57%
Investment income, net of expenses	4,100	3,774	9%
Net realized gains (impairments and realized losses)	(2,496)	418	-697%
Total revenues	64,989	72,556	-10%
Net income	631	6,802	-91%
Common EPS - basic	$0.03	$0.33	-91%
Common EPS - diluted	$0.03	$0.33	-91%
Annualized return on average equity	1.3%	16.2%	-92%
Book value per share	$9.11	$8.30	10%
Cash flow from operations	$7,409	$17,173	-57%

	Nine Months Ended
	September 30,
	2008	2007	% Change
	($ in thousands)
Gross premiums written	$186,357	$193,539	-4%
Net premiums written	179,854	184,930	-3%
Net premiums earned	177,936	166,721	7%
Commission and fee income	16,280	23,344	-30%
Investment income, net of expenses	11,682	9,811	19%
Net realized gains (impairments and realized losses)	(1,405)	1,299	-208%
Total revenues	208,494	205,250	2%
Net income	15,306	20,587	-26%
Common EPS - basic	$0.74	$0.99	-25%
Common EPS - diluted	$0.73	$0.99	-26%
Annualized return on average equity	11.1%	17.0%	-35%
Book value per share	$9.11	$8.30	10%
Cash flow from operations	$37,158	$61,767	-40%

The decrease in total revenue for the three months ended September 30, 2008 was primarily due to a reduction in earned premium, recognized net losses on our investment portfolio and lower commission income. The increase in revenue for the nine months ended September 30, 2008 was primarily due to increased earned premium and investment income, partially offset by lower commission income and recognized losses on our investment portfolio. The recognized losses on the investment portfolio included a $3.0 million impairment for a Washington Mutual senior debt security.

Standard Commercial Segment revenues decreased $3.4 million and $0.9 million, or 14% and 1%, during the three and nine months ended September 30, 2008 as compared to the same periods during 2007, due primarily to lower earned premium as a result of general economic conditions and our continued underwriting discipline in an increasingly competitive marketplace. Specialty Commercial Segment revenues decreased $2.7 million, or 8%, and increased $0.6 million, or 1%, during the three months and nine months ended September 30, 2008 as compared to the same periods of 2007, due to lower commission income primarily as a result of retaining a higher percentage of the business produced by an agency subsidiary, partially offset by increased net premiums earned as a result of the increased retention of business. Revenues from the Personal Segment increased $0.9 million and $4.6 million, or 6% and 11%, during the three and nine months ended September 30, 2008 as compared to the same periods during 2007, due largely to geographic expansion into new states. Corporate revenue decreased $2.3 million and $1.1 million for the three and nine months ended September 30, 2008 primarily due to recognized losses on our investment portfolio of $2.5 million and $1.4 million during the three and nine months ended September 30, 2008 as compared to recognized gains on our investment portfolio of $0.4 million and $1.3 million during the same period the prior year, offset by investment income of $0.6 million and $1.6 million for the same periods due to changes in capital allocation.

On a diluted basis per share, net income was $0.03 and $0.73 per share, respectively, for the three months and nine months ended September 30, 2008 as compared to $0.33 and $0.99 per share for the same periods in 2007. The decrease in net income for the three and nine months ended September 30, 2008 was primarily attributable to decreased revenue for the three month period and increased losses and loss adjustment expense for both the three and nine month periods primarily attributable to third quarter net hurricane losses.

Hallmark's net loss ratio was 66.2% for the third quarter of 2008 as compared to 61.4% for the third quarter of 2007. For the year to date, Hallmark’s net loss ratio was 62.1% as compared to 59.8% for the same period the prior year. Hallmark's net expense ratio was 28.8% for the third quarter of 2008 as compared to 27.5% for the third quarter of 2007. For the year to date, Hallmark’s net expense ratio was 28.9% as compared to 27.9% for the same period the prior year. Hallmark maintained a profitable net combined ratio of 95.0% for the third quarter of 2008 and 91.0% for the year to date as compared to 88.9% and 87.7% for the same periods in the prior year.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial insurance, personal insurance and general aviation insurance, as well as providing other insurance related services. The Company’s business is geographically concentrated in the south central and northwest regions of the United States, except for its general aviation business which is written on a national basis. The Company is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this Release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600
www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands)

	September 30	December 31
ASSETS	2008	2007
	(unaudited)
Investments:
Debt securities, available-for-sale, at fair value	$180,954	$248,069
Equity securities, available-for-sale, at fair value	41,568	15,166
Short-term investments, available-for-sale, at fair value	112,965	2,625

Total investments	335,487	265,860

Cash and cash equivalents	24,191	145,884
Restricted cash and cash equivalents	8,963	16,043
Premiums receivable	47,052	46,026
Accounts receivable	5,243	5,219
Receivable for securities	-	27,395
Prepaid reinsurance premiums	2,636	942
Reinsurance recoverable	11,525	4,952
Deferred policy acquisition costs	20,149	19,757
Excess of cost over fair value of net assets acquired	37,738	30,025
Intangible assets	29,683	23,781
Current federal income tax recoverable	1,586	-
Deferred federal income taxes	4,371	275
Prepaid expenses	941	1,240
Other assets	20,115	19,583

Total assets	$549,680	$606,982

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable	$61,760	$60,814
Structured settlements	-	10,000
Reserves for unpaid losses and loss adjustment expenses	155,288	125,338
Unearned premiums	105,293	102,998
Unearned revenue	2,126	2,949
Accrued agent profit sharing	1,935	2,844
Accrued ceding commission payable	12,193	12,099
Pension liability	1,017	1,669
Current federal income tax	-	864
Payable for securities	5,504	91,401
Accounts payable and other accrued expenses	14,439	16,385

Total liabilities	359,555	427,361

Commitments and Contingencies (Note 17)

Redeemable minority interest	619	-

Stockholders' equity:
Common stock, $.18 par value (authorized 33,333,333 shares in 2008 and 2007; issued 20,816,782 in 2008 and 20,776,080 shares in 2007)	3,747	3,740
Capital in excess of par value	119,649	118,459
Retained earnings	74,649	59,343
Accumulated other comprehensive loss	(8,462)	(1,844)
Treasury stock, at cost (7,828 shares in 2008 and 2007)	(77)	(77)

Total stockholders' equity	189,506	179,621

	$549,680	$606,982

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
($ in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2008	2007	2008	2007

Gross premiums written	$59,005	$62,304	$186,357	$193,539
Ceded premiums written	(2,493)	(441)	(6,503)	(8,609)
Net premiums written	56,512	61,863	179,854	184,930
Change in unearned premiums	2,416	(2,100)	(1,918)	(18,209)
Net premiums earned	58,928	59,763	177,936	166,721

Investment income, net of expenses	4,100	3,774	11,682	9,811
Net realized gains (impairments and realized losses)	(2,496)	418	(1,405)	1,299
Finance charges	1,307	1,206	3,894	3,477
Commission and fees	3,127	7,280	16,280	23,344
Processing and service fees	20	111	98	586
Other income	3	4	9	12

Total revenues	64,989	72,556	208,494	205,250

Losses and loss adjustment expenses	38,981	36,723	110,514	99,620
Other operating expenses	24,041	24,087	71,114	70,511
Interest expense	1,186	1,026	3,557	2,608
Amortization of intangible assets	620	573	1,766	1,719

Total expenses	64,828	62,409	186,951	174,458

Income before tax and minority interest	161	10,147	21,543	30,792
Income tax expense (benefit)	(485)	3,345	6,222	10,205
Income before minority interest	646	6,802	15,321	20,587
Minority interest	15	-	15	-

Net income	$631	$6,802	$15,306	$20,587

Common stockholders net income per share:
Basic	$0.03	$0.33	$0.74	$0.99
Diluted	$0.03	$0.33	$0.73	$0.99

Hallmark Financial Services, Inc.
Consolidated Segment Data

	Three Months Ended September 30, 2008
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium (1)	$18,957	$36,295	$14,763	$-	$70,015

Gross premiums written	18,954	25,288	14,763	-	59,005
Ceded premiums written	(1,274)	(1,219)	-	-	(2,493)
Net premiums written	17,680	24,069	14,763	-	56,512
Change in unearned premiums	1,784	650	(18)	-	2,416
Net premiums earned	19,464	24,719	14,745	-	58,928

Total revenues	20,280	30,245	16,053	(1,589)	64,989

Losses and loss adjustment expenses	13,239	16,287	9,455	-	38,981

Pre-tax income (loss), net of minority interest	887	745	2,544	(4,030)	146

Net loss ratio (2)	68.0%	65.9%	64.1%		66.2%
Net expense ratio (2)	27.4%	31.1%	22.6%		28.8%
Net combined ratio (2)	95.4%	97.0%	86.7%		95.0%

	Three Months Ended September 30, 2007
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium (1)	$21,945	$37,919	$14,854	$-	$74,718

Gross premiums written	21,918	25,531	14,855	-	62,304
Ceded premiums written	386	(827)	-	-	(441)
Net premiums written	22,304	24,704	14,855	-	61,863
Change in unearned premiums	(311)	(870)	(919)	-	(2,100)
Net premiums earned	21,993	23,834	13,936	-	59,763

Total revenues	23,718	32,910	15,185	743	72,556

Losses and loss adjustment expenses	13,513	13,682	9,532	(4)	36,723

Pre-tax income (loss)	3,702	6,500	1,854	(1,909)	10,147

Net loss ratio (2)	61.4%	57.4%	68.4%		61.4%
Net expense ratio (2)	27.1%	30.6%	22.9%		27.5%
Net combined ratio (2)	88.5%	88.0%	91.3%		88.9%

[1]
Produced premium is a non-GAAP measurement that management uses to track total controlled premium produced by our operations. We believe this is a useful tool for users of our financial statements to measure our premium production whether retained by our insurance company subsidiaries or retained by third party insurance carriers where we receive commission revenue.

[2]
The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as underwriting expenses of our insurance company subsidiaries (which include provisional ceding commissions, direct agent commissions, premium taxes and assessments, professional fees, other general underwriting expenses and allocated overhead expenses) and offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP. Net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc.
Consolidated Segment Data

	Nine Months Ended September 30, 2008
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium (1)	$62,330	$104,302	$46,643	$-	$213,275

Gross premiums written	62,327	77,387	46,643	-	186,357
Ceded premiums written	(3,667)	(2,836)	-	-	(6,503)
Net premiums written	58,660	74,551	46,643	-	179,854
Change in unearned premiums	2,224	(1,900)	(2,242)	-	(1,918)
Net premiums earned	60,884	72,651	44,401	-	177,936

Total revenues	64,617	94,617	48,277	983	208,494

Losses and loss adjustment expenses	36,218	45,266	29,030	-	110,514

Pre-tax income (loss), net of minority interest	9,104	12,601	7,047	(7,224)	21,528

Net loss ratio (2)	59.5%	62.3%	65.4%		62.1%
Net expense ratio (2)	27.2%	30.7%	22.2%		28.9%
Net combined ratio (2)	86.7%	93.0%	87.6%		91.0%

	Nine Months Ended September 30, 2007
	Standard	Specialty
	Commercial	Commercial	Personal
	Segment	Segment	Segment	Corporate	Consolidated

Produced premium (1)	$70,246	$118,232	$43,228	$-	$231,706

Gross premiums written	70,139	80,172	43,228	-	193,539
Ceded premiums written	(5,053)	(3,556)	-	-	(8,609)
Net premiums written	65,086	76,616	43,228	-	184,930
Change in unearned premiums	(2,966)	(12,100)	(3,143)	-	(18,209)
Net premiums earned	62,120	64,516	40,085	-	166,721

Total revenues	65,488	93,986	43,654	2,122	205,250

Losses and loss adjustment expenses	37,621	35,398	26,612	(11)	99,620

Pre-tax income (loss)	9,125	20,627	6,148	(5,108)	30,792

Net loss ratio (2)	60.6%	54.9%	66.4%		59.8%
Net expense ratio (2)	27.3%	31.4%	23.1%		27.9%
Net combined ratio (2)	87.9%	86.3%	89.5%		87.7%

[1]
Produced premium is a non-GAAP measurement that management uses to track total controlled premium produced by our operations. We believe this is a useful tool for users of our financial statements to measure our premium production whether retained by our insurance company subsidiaries or retained by third party insurance carriers where we receive commission revenue.

[2]
The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as underwriting expenses of our insurance company subsidiaries (which include provisional ceding commissions, direct agent commissions, premium taxes and assessments, professional fees, other general underwriting expenses and allocated overhead expenses) and offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP. Net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.